EXHIBIT (J)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Master Portfolio Trust

We consent to the use of our reports with respect to the financial statements of Liquid Reserves Portfolio, Tax Free Reserves Portfolio, U.S. Treasury Reserves Portfolio, Prime Cash Reserves Portfolio and Government Portfolio, each a series of Master Portfolio Trust, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 1, 2011